NEWS RELEASE	Exhibit 99.1

HECLA APPOINTS GENERAL COUNSEL

FOR IMMEDIATE RELEASE
February 2, 2010

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) is pleased to announce the appointment of David C. Sienko to the position of Vice President - General Counsel, effective January 29, 2010. Mr. Sienko is based in Hecla’s Coeur d’Alene office.

Mr. Sienko will report to Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer.  Baker said, “David is a highly experienced attorney with more than 15 years of experience in corporate transactions and regulatory compliance and litigation matters. We have known David for many years as counsel on transactional activities and public company filings while at K&L Gates. His knowledge of corporate matters, including securities laws and merger and acquisition activities, will be valuable to Hecla as we continue with our growth initiatives.”

Prior to joining Hecla, Mr. Sienko served as Partner, Corporate, Mergers & Acquisitions and Securities Department for K&L Gates LLP in Chicago. Before entering private practice, Mr. Sienko was an attorney, with the U.S. Securities and Exchange Commission. He has a B.A. from Oberlin College and holds law degrees from Marquette University and Georgetown University.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 119-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our 10Q’s and Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact Don Poirier, vice president – corporate development, 208/769-4128
Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612